Exhibit 99.1

MetaBank Provides 2018 Tax Season Preview

Sioux Falls, S.D., October 10, 2017 (GLOBE NEWSWIRE) – In anticipation of the 2018 tax season, MetaBank®, a wholly-owned subsidiary of Meta Financial Group, Inc. ® (“Meta” or the “Company”), is pleased to announce that, based upon currently available information, it expects to originate over $1.0 billion of interest-free refund advance loans across its multiple tax partners during the 2018 tax season. Meta expects that it will retain significantly more refund advance loans on its balance sheet through June 30, 2018, as compared to the prior year, leading to higher overall revenues, expenses and provision for loan losses with respect to the portion of Meta’s Payments segment attributable to refund advance loans. During the 2017 tax season, MetaBank originated approximately $1.26 billion of interest-free refund advance loans and retained $576 million on its balance sheet. The Company is a party to multi-year agreements with each of its existing partners with respect to refund advance loans.

Consistent with Meta’s disclosure in its July 27, 2017 press release, Meta recognized a total impairment charge of $10.2 million relating to the non-renewal of the H&R Block relationship, which amount was expensed in the recently completed 2017 fiscal fourth quarter.

MetaBank processed approximately 2.4 million refund transfers in 2017 through its tax payments divisions, including its Refund Advantage (“RA”) and EPS Financial (“EPS”) divisions, and expects to process over 2.5 million refund transfers through these divisions in 2018.

In considering Meta’s existing relationships (and in some cases, expanded relationships from the 2017 tax season and its one lost relationship as compared to 2017), Meta anticipates that pre-tax earnings from its refund advance loans in the 2018 tax season will be approximately the same as compared to the 2017 tax season, and further expects modest growth in pre-tax earnings in the 2018 tax season, as compared to the 2017 tax season, from its refund transfer operations.

This press release and other important information about the Company are available at metafinancialgroup.com.

Cautions About Forward-Looking Statements

This Press Release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the aggregate principal amount of interest-free refund advance loans MetaBank expects to originate and retain on its balance sheet during the 2018 tax season, as well as the expected higher overall revenues, expenses and loan loss provision resulting from such increases; statements regarding the number of refund transfers expected to be processed through Meta’s RA and EPS divisions in 2018; and statements regarding the anticipated pre-tax earnings in the 2018 tax season from its refund advance loans and refund transfer operations. The accuracy of these statements are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include the risk that Meta may, in connection with the anticipated increase in refund advance loans, recognize more significant loan losses than expected; the risks of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance or usage of Meta’s partners’ refund advance products, including due to the effectiveness of the marketing efforts for such products by Meta’s partners, the implementation of alternative products by competitors of Meta’s partners or otherwise; changes in Internal Revenue Service refund processing practices; changes in tax laws; and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

About Meta Financial Group

Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications	Director of Investor
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com